UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 27, 2007, KBS Real Estate Investment Trust, Inc. (the “Company”), through an indirect wholly owned subsidiary, entered into an agreement with 2200 West Loop South, L.P. to acquire an 11-story office building containing 196,217 rentable square feet with a four-level parking structure (the “2200 West Loop South Building”). Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the 2200 West Loop South Building only after satisfactory completion of agreed upon closing conditions. The seller is not affiliated with the Company.

The purchase price of 2200 West Loop South Building is $35.1 million plus closing costs. The Company intends to fund the purchase of the 2200 West Loop South Building with proceeds from a loan from an unaffiliated lender and with proceeds from the Company’s ongoing initial public offering.

The 2200 West Loop South Building is located on an approximate 4.3-acre parcel of land at 2200 West Loop South in Houston, Texas. The 2200 West Loop South Building was completed in 1974 and renovated in 2000. The 2200 West Loop South Building is approximately 99% leased by 12 tenants, including Tenaris Global Services (U.S.A.) Corporation (35%) and Morgan Stanley DW Inc. (29%). Tenaris is the leading global manufacturer and supplier of tubular products and services used in the drilling, completion and production of oil and gas and a leading supplier of tubular products and services used in process and power plants and in specialized industrial and automotive applications. Morgan Stanley is a leading global financial services company, providing various products and services to clients and customers, including corporations, governments, financial institutions and individuals through its subsidiaries and affiliates.

The current aggregate annual base rent for the tenants of the 2200 West Loop South Building is approximately $3.7 million. As of July 2007, the current weighted-average remaining lease term for the current tenants of the 2200 West Loop South Building is approximately 6.6 years.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit $200,000 of earnest money.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: August 2, 2007	BY:	/s/ Charles J. Schreiber, Jr.

Charles J. Schreiber, Jr.
Chief Executive Officer